EXHIBIT 99.2
FOR IMMEDIATE RELEASE
January 24, 2008

Contacts:                               Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM DECLARES
CASH DIVIDEND

TACOMA, Washington--- The Board of Directors of Columbia Banking System, Inc. (Nasdaq: COLB) announced that a quarterly cash dividend of $0.17  per share will be paid on February 20, 2008 to shareholders of record as of the close of business on February 6, 2008.

Melanie Dressel, President and Chief Executive Officer noted, “We value the ongoing investment of our shareholders.”

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which operate a combined total of 53 branches. Columbia Bank is a Washington state-chartered full-service commercial bank. With the July 23, 2007 completion of the acquisitions of Mountain Bank Holding Company and Town Center Bancorp, Columbia Bank has 48 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties in Washington State, and Clackamas and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words.  In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2006, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.